Exhibit 1.2

[Translation]

SHARE HANDLING REGULATIONS

June 23, 2006

HONDA MOTOR CO., LTD.

Record of Resolutions of the Meeting of the Board of Directors

April 27, 1953
December 30, 1953	Amended
April 27, 1957	Amended
April 28, 1960	Amended
December 1, 1962	Amended
March 31, 1967	Amended
August 19, 1968	Amended
February 28, 1972	Amended
December 19, 1977	Amended
May 28, 1981	Amended
October 1, 1982	Amended
November 14, 1991	Amended
October 1, 1999	Amended
April 1, 2000	Amended
May 12,2000	Amended
December 4, 2000	Amended
October 4, 2001	Amended
June 25,2002	Amended
April 1, 2003	Amended
June 24, 2003	Amended
June 23, 2004	Amended
January 31, 2006	Amended
May 16, 2006	Amended
June 23, 2006	Amended

SHARE HANDLING REGULATIONS

CHAPTER I. GENERAL PROVISIONS

Article 1. (Purpose)

These Regulations shall govern the denomination of share certificates of the Company and matters related to the handling of shares in accordance with the provisions of Articles 8, 9, and 10 of the Articles of Incorporation of the Company. Provided, however, that handling procedures with respect to the beneficial shareholders shall be governed by the Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”) as well as these Regulations.

Article 2. (Denomination of Share Certificates)

1. Share certificates to be issued by the Company shall be in denominations of ten thousand (10,000), one thousand (1,000), five hundred (500), and one hundred (100) shares. Share certificates representing less than one hundred (100) shares may also be issued.

2. Of the share certificates as described in the preceding paragraph, share certificates representing a number of shares less than one voting unit set forth in Article 8 of the Articles of Incorporation of the Company (hereinafter referred to as “Shares Less Than One Unit”) shall not be issued except in the cases set forth in Articles 21 and 22 hereof.

3. Notwithstanding the provisions of Paragraph 1, with respect to the shares held in the name of the Center, the Company may issue share certificates representing a number of shares other than the denominations provided for in that Paragraph upon request by the Center.

Article 3. (Shareholders Register Manager (“Share Registrar”))

The share registrar of the Company, its place of business, its place of operations and forwarding offices shall be as follows:

Share registrar and its place of business:	The Chuo Mitsui Trust and Banking Company, Limited. 33-1, Shiba 3-chome, Minato-ku, Tokyo

Its place of operations:	The Chuo Mitsui Trust and Banking Company, Limited. Securities Agency Department, Head Office 8-4, Izumi 2-chome, Suginami-ku, Tokyo

Forwarding offices:	All branch offices in Japan of The Chuo Mitsui Trust and Banking Company, Limited, and Head Office and branch offices of Japan Securities Agency Corporation

Article 4. (Method of Application, Offer and Notification, etc.)

1. Requests, offers, notifications and applications pursuant to these regulations and other requests, offers, notifications and applications with respect to business the Company has assigned to the share registrar shall be made to the share registrar.

2. Procedures stated in the preceding paragraph shall be made in the form prescribed by the Company, bearing the registered seal impression prescribed in the provisions set forth in Article 14 hereof.

3. If it is not possible to follow the procedures stated in the preceding paragraph, a document proving that the person in action legitimately bears the right to make such act shall be submitted to the Company.

4. If any procedure stated in the first paragraph is made by a proxy, a document proving his or her power of representation and, if such procedure requires consent of a guardian or assistant, a document proving such consent shall be submitted to the Company.

CHAPTER II. REGISTRATION OF TRANSFER OF SHARES, ETC.

Article 5. (Registration of Transfer of Shares)

1. In the case of an application for entry or record into shareholders register, an application in a written form shall be submitted together with the share certificates with the applicant’s name entered thereon.

2. In the case of a shareholder making an application for registration of the transfer of shares acquired for any reasons other than assignment, submission of a document proving such acquisition may be required upon the request of the Company in addition to the procedures set out in the preceding paragraph.

Article 6. (Registration of Transfer of Shares Otherwise Required by Laws and Regulations)

When procedures such as approval, permission, acquisition of consent from another person, etc. are required under laws or regulations with respect to the transfer of shares, an application in a written form shall be submitted together with the share certificates with the applicant’s name entered thereon and a document proving the completion of such procedures.

Article 7. (Entries in the Beneficial Shareholders’ Register)

Entries in the beneficial shareholders’ register shall be made in accordance with the notice from the Center concerning the beneficial shareholders and the beneficial shareholders’ form.

Article 8. (Beneficial Shareholder’s Form)

Beneficial shareholders shall submit a beneficial shareholder’s form through a Participant.

Article 9. (Consolidation of the Shareholders’ Register and Beneficial Shareholders’ Register)

If a Shareholder entered in the shareholders’ register is identified as the same person as a beneficial shareholder entered in the beneficial shareholders’ register by way of his or her address and name, the number of shares entered in the shareholders’ register and that entered in the beneficial shareholders’ register shall be combined for the purposes of the execution of rights of that shareholder.

CHAPTER III. PLEDGES AND SHARES HELD IN TRUST

Article 10. (Registration or Cancellation of Pledges)

In the case of an application for registration, amendment or cancellation of the pledges on shares, an application in a written form jointly signed by the pledgor and pledgee shall be submitted together with the share certificates concerned with the pledgee’s name entered thereon.

Article 11. (Recording or Cancellation of Shares Held on Trust)

In the case of an application for the recording or cancellation of shares held on trust an application in a written form shall be submitted by the trustor or the trustee together with the share certificates concerned.

CHAPTER IV. OPTION NOT TO HOLD SHARE CERTIFICATES

Article 12. (Notice of Intention not to Hold Share Certificates)

Any shareholder intending not to hold share certificates must submit a notice in a written form together with the share certificates concerned. Provided, however, that if the share certificates concerned have not been issued, such share certificates need not be submitted.

Article 13. (Request for Issue of Share Certificates Which Shareholders have Intended not to Hold)

If a shareholder who has given a notice of intention not to hold share certificates requests issuance of such share certificates, an application in a written form to that effect shall be submitted by him or her. Provided, however, that any application for the issuance of share certificates for Shares Less Than One Unit may not be submitted in case that the Company intended not to issue share certificates in regard to Shares Less Than One Unit.

CHAPTER V. NOTIFICATIONS

Article 14. (Notification of Address, Name and Seal Impression of Shareholders)

1. Shareholders, beneficial shareholders and registered pledgees of shares or their statutory agents shall notify the Company of their addresses, names or trade names, and seal impressions. Provided, however, that non-Japanese may substitute their specimen signatures for seal impressions.

2. In case of any change in the matters notified as described in the preceding paragraph, notification to such effect shall be made.

Article 15. (Notification of Agent for Shareholders Residing Abroad)

1. Shareholders, beneficial shareholders and registered pledgees of shares residing abroad or their statutory agents shall appoint a standing proxy in Japan and notify the Company thereof in addition to the procedures set forth in the preceding Article.

2. The provisions as described in Article 14 apply, mutatis mudandis, to the standing agent stated in the preceding paragraph.

Article 16. (Representative of a Corporation)

1. If a shareholder, beneficial shareholder, or registered pledgee of shares, or a statutory agent thereof, is a corporation, notification of its representative shall be made.

2. In the case of any change of representative, a notification in a written form shall be submitted together with a certificate of registered matters in the commercial register.

Article 17. (Representative of Joint Shareholders)

Shareholders and beneficial shareholders who jointly own shares must appoint one (1) representative and submit a notification in a written form jointly signed by all such co-owners. In case of any change of representative, the same procedure shall apply.

Article 18. (Change to Information in the Shareholders’ Register, the Beneficial Shareholders’ Register or Matters Indicated on Share Certificates)

In the case of changes due to the reasons listed below which affect entries to the shareholders’ register, beneficial shareholders’ register or matters indicated on share certificates, a notification in a written form shall be submitted together with the share certificates concerned and documentation proving the relevant fact. Provided, however, that share certificates need not be submitted where they have not been issued or in the case of any change to the beneficial shareholders’ register:

1.	Change to family name or given name;

2.	Appointment, change to, or removal of a person with parental authority, guardian or other statutory agent;

3.	Change to trade name or corporate name; or

4.	Change to the corporate organization.

Article 19. (Exception in Regard to Notifications Made by Beneficial Shareholders)

Any notification to be made by a beneficial shareholder according to this chapter shall be made through a Participant. Provided, however, that where the change relates only to the registered seal impression, notification need not be made through a Participant.

CHAPTER VI. REISSUANCE OF SHARE CERTIFICATES

Article 20. (Reissuance Due to Split or Consolidation)

In the case of an application for the issue of new share certificates due to a split or consolidation of shares, an application in a written form shall be submitted together with the share certificates concerned.

Article 21. (Reissuance Due to Mutilation or Defacement)

In the case of an application for the issue of new share certificates due to mutilation or defacement of share certificates, an application in a written form shall be submitted together with the share certificates concerned. Provided, however, that if the share certificates are stained or damaged to such an extent that it is difficult to ascertain their authenticity, the procedures set forth in Article 7 shall apply.

Article 22. (Reissuance Due to Completed Column)

In the case that the column for entry of the names of shareholders on a share certificate has been completed to capacity, the Company shall take back such share certificate and issue a new share certificate.

CHAPTER VII. REGISTRATION OF LOST SHARE CERTIFICATES

Article 23. (Request to Register Lost Share Certificates)

Any person who requests the registration of a lost share certificate(s) shall submit a request form together with a document proving the acquisition of such certificate(s), a document proving the loss of such certificate(s), and proof of identification; provided, however, that if the person requesting the registration of the lost share certificate(s) is the registered holder of the shares relating to the lost share certificate(s) with respect to which the request is being made, such person need only submit a written document proving the loss of such share certificate(s).

Article 24. (Application for Cancellation by Person Who Registered Lost Share Certificates)

If a person who registered lost share certificates applies to cancel the registration made under the preceding paragraph, that person shall submit an application form.

Article 25. (Application of Cancellation by Bearer of Share Certificates)

When a person who possesses share certificates that have been registered as lost share certificate(s) is to apply for cancellation of that registration of lost share certificates, that person shall submit an application form together with share certificates and evidence of the identity of the applicant. However, if an application for cancellation is filed by a shareholder or registered pledgee of shares, evidence of the identity of the applicant is not required to be submitted.

Article 26. (Mutatis Mutandis Application to Various Notifications)

In the case where any person who has registered a lost share certificate(s) is not a shareholder or registered pledgee of shares, and if such person desires to change the relevant entry or record in the register of lost share certificates, the provisions of Articles 14 through 18 shall apply mutatis mutandis.

CHAPTER VIII. PURCHASE OF SHARES LESS THAN ONE UNIT

Article 27. (Request for the Purchase of Shares Less Than One Unit)

1. In case of an application for the purchase of Shares Less Than One Unit, a request in a written form shall be submitted together with the share certificates concerned. Provided, however, that if the share certificates concerned have not been issued, such share certificates need not be submitted.

2. In the case of a beneficial shareholder requesting the purchase of Shares Less Than One Unit, such request shall be made through a Participant and the Center.

Article 28. (Determination of Purchase Price)

In the case of a request stated in the preceding Article being made, the purchase price shall be obtained by multiplying the number of shares by the closing price per share of the Company in trading on the Tokyo Stock Exchange on the day on which the request reached the transfer agent’s place of business for handling shares or forwarding offices as set out in Article 3 hereof. If there is no trading on that day, or if that day is a holiday of the Stock Exchange, the value per share taken will be that of the first trading price effected on any day subsequent to such day.

Article 29. (Payment of Proceeds for Purchase)

1. The proceeds for purchase shall be paid to the shareholder who has requested the purchase of Shares Less Than One Unit without delay after four (4) business days from the day on which the purchase price was determined at the place of business for handling shares where the request was received, except for where the Company separately provides otherwise; provided, however, that if the proceeds for purchase is a price cum rights, such as one relating to dividends of surplus, stock split, and allotment of shares without consideration, the proceeds for purchase shall be paid by the relevant record date or allotment date.

2. At the time of paying the proceeds for purchase stated in the preceding paragraph, fees prescribed in Paragraph 3 of Article 40 shall be deducted.

Article 30. (Transfer of Shares Purchased)

1. The title to Shares Less Than One Unit requested for purchase shall be transferred to the Company on the day on which the payment procedure of the proceeds for purchase was completed pursuant to the preceding Article. Provided, however, that in the case of a delay in receiving the proceeds by the shareholder who has requested the purchase of shares, the title to the Shares Less Than One Unit concerned shall be transferred to the Company on the day on which the Company makes a verbal notification or, in the case of delivering a reminder by mail, on the day when such mail is dispatched.

2. If it is established that the purchase price of Shares Less Than One Unit in respect of which the Company has received a request of purchase is a price cum rights, such as one relating to dividends of surplus, stock split, and allotment of shares without consideration, and the day on which shareholders entitled to execute such rights are determined passes without the purchase proceeds being received by the shareholder who requested purchase of the shares, the title to the shares concerned is deemed to be transferred to the Company at the close of business on that day, regardless of the provisions of the preceding paragraph.

CHAPTER IX. REQUEST FOR SALE OF SHARES LESS THAN ONE UNIT

Article 31. (Method of Requesting Sale of Shares Less Than One Unit)

1. When any shareholder or beneficial shareholder of Shares Less Than One Unit requests the sale of the number of Shares Less Than One Unit that will, when added to the Shares Less Than One Unit already held by that shareholder, constitute one unit of shares (such a request is hereinafter referred to as an “Additional Purchase Request”), such shareholder shall submit an Additional Purchase Request form together with the relevant share certificates and the estimated price for shares to be additionally purchased as set forth in the following Article; provided, however, that if the relevant share certificates have not been issued, such share certificates need not be submitted.

2. In the case of a beneficial shareholder making a request referred to in the preceding paragraph, such request shall be made through a Participant and the Center.

Article 32. (Estimated Price for Shares to Be Additionally Purchased)

1. The estimated price for shares to be additionally purchased shall be the last price per share of the Company in trading on the Tokyo Stock Exchange on the business day immediately preceding the day on which the relevant Additional Purchase Request documents as set forth in the preceding paragraph reaches the share registrar’s place of business or any of its forwarding offices as set forth in Article 3 (in the case where there is no trading effected on such business day, the last trading price effected on the day immediately preceding such business day) multiplied by the number of shares for which the application for additional purchase is made and multiplied further by 1.3, and any fraction of such amount less than ¥1,000 resulting from such calculation shall be rounded up to the nearest thousand yen.

2. The Company shall not process any Additional Purchase Request as set forth in the preceding Article if the estimated price submitted for shares to be additionally purchased is less than the amount provided for in the preceding paragraph.

Article 33. (Additional Purchase Requests Exceeding the Balance of Treasury Shares)

If the total number of shares for which Additional Purchase Requests are made on the same day exceeds the number of the transferable treasury shares held by the Company (excluding those treasury shares held for specific purposes), any Additional Purchase Requests made on such day shall not be effective.

Article 34. (Effective Date of Additional Purchase Requests)

An Additional Purchase Request shall become effective on the day on which both the relevant Additional Purchase Request documents as set forth in Article 31 and the estimated price for shares to be additionally purchased as set forth in Article 32 reach the share registrar’s place of business for handling shares or forwarding office as set forth in Article 3.

Article 35. (Periods during which Additional Purchase Requests are not Accepted)

1. The Company will suspend the acceptance of any Additional Purchase Requests during the period commencing on the 12th business day prior to March 31 and ending on March 31 and during the period commencing on the 12th business day prior to September 30 and ending on September 30.

2. Notwithstanding the provisions of the preceding paragraph, the Company may set other periods during which the acceptance of Additional Purchase Requests is suspended if the Company deems it necessary.

Article 36. (Determination of the Price of Shares to be Additionally Purchased)

1. The price per share of shares to be additionally purchased shall be the last price per share of the Company in trading on the Tokyo Stock Exchange on the day on which the relevant Additional Purchase Request becomes effective. If there is no trading on such day or if such day is a holiday of the Stock Exchange, the price shall be that of the first traded price thereafter.

2. The price of shares to be additionally purchased shall be the price per share in accordance with the preceding paragraph multiplied by the number of shares for which the Additional Purchase Request has been made.

3. If the estimated price for shares to be additionally purchased as set forth in Article 32 is less than the total sum of the price for shares to be additionally purchased as set forth in the preceding paragraph and charges set forth in Article 40 (such sum is hereinafter referred to as “Additional Purchase Proceeds”), the amount of the shortfall shall be requested to be paid by the person who made the relevant Additional Purchase Request. In such case, if the shortfall is not paid within 5 business days from the day after payment is requested, such Additional Purchase Request will be cancelled.

Article 37. (Receipt of Additional Purchase Proceeds)

1. The Company shall receive the Additional Purchase Proceeds from the estimated price for shares to be additionally purchased on a day to be specified by the Company which shall be within 6 business days from the date on which the price of the shares to be additionally purchased is determined or from the date on which the amount of the shortfall in accordance with paragraph 3 of the preceding Article is paid; provided, however, that if the price of shares to be additionally purchased is a price cum rights, such as one relating to dividends of surplus, stock split, or allotment of shares without consideration, the Additional Purchase Proceeds must be received by the relevant record date or allotment date.

2. After the Additional Purchase Proceeds as prescribed in the preceding paragraph has been deducted from the estimated price for shares to be additionally purchased, the balance shall be returned by bank transfer to a bank account specified by the shareholder who made the relevant Additional Purchase Request or by postal transfer cash payment.

Article 38. (Transfer of Shares Additionally Purchased)

Treasury shares for which an Additional Purchase Request has been made shall be transferred to the shareholder or beneficial shareholder who made the Additional Purchase Request on the day on which the Additional Purchase Proceeds in accordance with the preceding Article is received in full.

Article 39. (Delivery of Share Certificates)

For such shares that have come to constitute a number of shares equal to one unit due to any Additional Purchase Request, a share certificate shall, without delay, be issued and delivered to the shareholder who made the relevant Additional Purchase Request; provided, however, that this provision does not apply in the case where a beneficial shareholder made such Additional Purchase Request.

CHAPTER X. FEES

Article 40. (Fees)

1. When a shareholder receives share certificates pursuant to Article 13 (Request for Issue of Share Certificates Which Shareholders have Intended not to Hold), Article 20 (Reissuance Due to Split or Consolidation), or Article 21 (Reissuance Due to Mutilation or Defacement), he or she shall pay a total fee of fifty (50) yen per certificate plus applicable stamp duty.

2. When a request to register a lost share certificate is made in accordance with Article 23, a lost share certificate request fee of ¥8,600 is payable per request and a fee of ¥500 is payable per each lost share certificate registered.

3. When a shareholder requests the purchase of Shares Less Than One Unit pursuant to Article 27 or requests the sale of Shares Less Than One Unit pursuant to Article 31, he or she shall pay the relevant fees in respect to commission payable on the trade of shares, prescribed specifically.

-End-